               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
                                        [_]  Confidential, for Use of the
                                            Commission Only
                                           (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to [Section] 240.14a-12

                            RELIANT RESOURCES, INC.
             (Name of each Registrant as Specified in its Charter)

                               -----------------

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
   (2) Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:
   (5) Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid:
   (2) Form, Schedule or Registration Statement No.:
   (3) Filing Party:
   (4) Date Filed:

                                Proxy Statement

                                      and

                         Notice of 2003 Annual Meeting

                               Table of Contents

Notice of Annual Meeting of Stockholders..................................................  ii
Proxy Statement...........................................................................   1
Questions and Answers About the Meeting and Voting........................................   1
PROPOSAL 1:  Election of Director.........................................................   4
PROPOSAL 2:  Ratification of Appointment of Independent Accountants.......................   4
PROPOSAL 3:  Adoption of Amendment to Reliant Resources, Inc. Employee Stock Purchase Plan   5
Information About Our Board of Directors..................................................   6
Board of Directors Organization and Committees............................................   7
Stock Ownership...........................................................................   8
Principal Stockholders....................................................................   9
Section 16(a) Beneficial Ownership Reporting Compliance...................................   9
Stock Price Performance Graph.............................................................  10
Report of the Compensation Committee......................................................  11
Certain Relationships and Related Transactions............................................  13
Executive Compensation Tables.............................................................  15
Employment Contracts and Severance/Change of Control Agreements...........................  17
Additional Benefits and Other Arrangements................................................  18
Equity Compensation Plan Information......................................................  20
Report of the Audit Committee.............................................................  21
Principal Accounting Firm Fees............................................................  22
Summary of the Reliant Resources, Inc. Employee Stock Purchase Plan.......................  23
Inclusion of Stockholder Proposals in Proxy Materials for 2003 Annual Meeting.............  25
Advance Notice Required for Proposals and Director Nominations............................  25
Householding..............................................................................  25
Communicating with Us.....................................................................  25
General Information.......................................................................  26
Annual Report to Stockholders.............................................................  26
Appendix A--Reliant Resources, Inc. Audit Committee Charter............................... A-1

[Logo]

                   Notice of Annual Meeting of Stockholders

Dear Stockholder:

   You are cordially invited to attend the Reliant Resources, Inc. 2003 annual meeting of stockholders. The meeting will be held in the auditorium at 1111 Louisiana Street, Houston, Texas, at 9:00 a.m. central time, on Wednesday, June 4, 2003. At the meeting, stockholders will be asked to:

    1. elect one director to our board of directors;

    2. ratify the appointment of Deloitte & Touche LLP as our independent accountants for 2003;

    3. consider and vote upon a proposal to amend certain terms of the Reliant Resources, Inc. Employee Stock Purchase Plan; and

    4. conduct other business if properly raised.

   Stockholders of record at the close of business on April 7, 2003 are entitled to vote. Each share entitles the holder to one vote. You may vote by attending the meeting or by proxy by completing the enclosed proxy card, voting on the Internet or voting by telephone. For specific voting information, please see "Questions and Answers about the Meeting and Voting" on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or use telephone or Internet voting. This proxy statement, proxy card and voting instructions, along with our 2002 annual report to stockholders, are being distributed on or about May 5, 2003.

                                          Sincerely,

                                          /s/ Michael L. Jines

                                          Michael L. Jines
                                          Senior Vice President and
                                          General Counsel

                            RELIANT RESOURCES, INC.
                             1111 Louisiana Street
                             Houston, Texas 77002
                                (713) 497-3000

                                Proxy Statement

              Questions and Answers About the Meeting and Voting

1.  What is a proxy?

   It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

2.  Who are the designated proxies?

   Three of our directors have been designated as proxies for the 2003 annual meeting. These three directors are Laree E. Perez, William L. Transier and E. William Barnett.

3.  What is a proxy statement?

   It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating Laree E. Perez, William L. Transier and E. William Barnett, each as proxies to vote on your behalf.

4. What is the difference between a stockholder of record and a stockholder who holds stock in street name?

   If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

5.  How do you get an admission card to attend the meeting?

   If you are a stockholder of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting. If you own shares in street name, you will need to bring your most recent brokerage statement and a photo ID with you to the meeting.

6.  What different methods can you use to vote?

  .   By Written Proxy:  All stockholders can vote by written proxy card.

  . By Internet: You may vote by proxy on the Internet by going to the website www.proxyvote.com and following the voting instructions on the enclosed proxy. You will need your 12-digit Control Number located on your proxy card to vote electronically.

  . By Telephone: You may vote by proxy using any touch-tone telephone to transmit your voting instructions as described on the enclosed proxy by calling (800) 690-6903. You will need your 12-digit Control Number located on your proxy card to vote using the telephone.

  . In Person: All stockholders may vote in person at the meeting (if you own shares in street name, you will need legal proxy to vote in person at the meeting).

7.  What is the record date and what does it mean?

   The record date for the 2003 annual meeting is April 7, 2003. The record date was established by our board of directors in accordance with Delaware corporate law. Owners of record of our common stock at the close of business on the record date are entitled to:

  .   receive notice of the meeting; and

  .   vote at the meeting and any adjournments or postponements of the meeting.

8.  How can you revoke your proxy?

   You can revoke your proxy prior to the completion of voting at the meeting by:

  . giving written notice to our corporate secretary at the address listed on page 1;

  .   delivering a later-dated proxy; or

  .   voting in person at the meeting.

9.  Are votes confidential?

   We will continue our long-standing practice of holding the votes of all stockholders in confidence from directors, officers and employees, except:

  . as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

  .   in case of a contested proxy solicitation;

  . if a stockholder makes a written comment on the proxy card or otherwise communicates their vote to management; or

  . to allow the independent inspectors of election to certify the results of the vote.

10. Who counts the votes?

   We have retained an independent tabulator to receive and tabulate the proxies and an independent inspector of election to certify the results.

11. What are your voting choices when voting for the director nominee, and what vote is needed to elect a director?

   In the vote on the election of the Class I director nominee, Joel V. Staff, to serve until the 2006 annual meeting, you may:

  .   vote in favor of the nominee; or

  .   withhold your vote as to the nominee.

   The Class I director will be elected by a plurality vote.

Our board of directors recommends a vote "FOR" the nominee.

12. What are your voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as independent auditors, and what vote is needed to ratify their appointment?

   In the vote on the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, you may:

  .   vote in favor of the ratification;

  .   vote against the ratification; or

  .   abstain from voting on the ratification.

   The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors will require approval by the holders of a majority of the shares entitled to vote on, and voted for or against, such proposal.

Our board of directors recommends a vote "FOR" this proposal.

13. What are your voting choices when voting on the adoption of an amendment to Reliant Resources, Inc. Employee Stock Purchase Plan, or ESPP, and what vote is needed to adopt the amendment to the plan?

   In the vote on the approval of an amendment to the ESPP, you may:

  .   vote in favor of the amendment;

  .   vote against the amendment; or

  .   abstain from voting on the amendment.

   The proposal to approve the amendment to the ESPP will require approval by the holders of a majority of the shares entitled to vote on, and voted for or against, such proposal.

Our board of directors recommends a vote "FOR" this proposal.

14. What if you do not specify a choice for a matter when returning your proxy?

   You should specify your choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of the Class I director nominee, FOR the proposal to ratify the appointment of Deloitte & Touche LLP, and FOR the proposal to amend the ESPP.

15. What percentage of shares of common stock must be represented at the meeting?

   In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card, you will be considered part of the quorum. Treasury stock, which are shares of common stock owned by Reliant Resources, are not voted and do not count for this purpose.

16. How are abstentions and broker non-votes counted?

   Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Directors shall be elected by a plurality of the votes cast in the election of directors. Under Delaware corporate law, in tabulating the vote on the election of the Class I director, abstentions and broker non-votes will be disregarded and will have no effect in the outcome of the vote. In tabulating the vote on the ratification of Deloitte & Touche as our independent accountants and the vote on the approval of the amendment to the ESPP, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the votes.

                       PROPOSAL 1:  Election of Director

   Our board of directors is divided into three classes having staggered terms. Until his resignation in April 2003, R. Steve Letbetter was our chairman and chief executive officer and was designated as a Class I director along with Joel V. Staff. Following Mr. Letbetter's resignation, Mr. Staff assumed Mr. Letbetter's duties and is now our acting chairman and chief executive officer. The initial term of office of our remaining Class I director, Mr. Staff, expires at our 2003 annual meeting, the initial term of office of the Class II directors, Laree E. Perez and William L. Transier, will expire at our 2004 annual meeting and the initial term of office of the Class III directors, E. William Barnett and Donald J. Breeding, will expire at our 2005 annual meeting. Following their initial terms, each class of directors will serve for a term of three years and until their successors are elected and qualified.

   Our board of directors has nominated its current Class I director, Mr. Staff, for reelection to our board of directors as a Class I director. We have no reason to believe that Mr. Staff will be unavailable for election; however, if he becomes unavailable for election, our board of directors can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

  Our board of directors recommends a vote FOR the Class I director nominee.

--------------------------------------------------------------------------------

      PROPOSAL 2:  Ratification of Appointment of Independent Accountants

   Our audit committee periodically reviews our choice of independent auditors and considers the benefits and detriments of changing independent audit firms. We do not have a policy that sets a term limit for our independent accountants.

   In part due to the new requirements of the Sarbanes-Oxley Act of 2002, and other current and future regulations, we expect that our audit and audit-related expenses will increase for 2003 over the 2002 amounts, as described on page 22. The knowledge, expertise and efficiencies developed over time by Deloitte & Touche LLP with regard to us would not likely be duplicated by a new firm for a number of years. Similar commitments of time and expense would be involved in any related changes in the providers of non-audit services as described under principal accounting firm fees on page 22. The audit committee has considered these and other matters in its selection process.

   Our board of directors, upon the recommendation of the audit committee, has appointed Deloitte & Touche LLP as independent accountants to conduct our annual audit for the year 2003. Deloitte & Touche LLP has served as our independent accountants since our incorporation in 2000. Ratification requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter. If the appointment is not ratified by our stockholders, our board of directors may reconsider the appointment.

   Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from stockholders at the meeting.

   Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent accountants.

--------------------------------------------------------------------------------

 PROPOSAL 3:  Adoption of Amendment to Reliant Resources, Inc. Employee Stock
                            Purchase Plan ("ESPP")

   We are asking for your approval of an amendment to the ESPP. The amendment would increase the number of shares authorized for issuance under the plan from 3 million shares to 18 million shares. Our board of directors believes that the amendment to the ESPP is important in securing for Reliant Resources and its stockholders the benefits arising from ownership of common stock by its employees. The amendment makes no additional material changes to the ESPP. For a summary of the ESPP, see "Summary of the Reliant Resources, Inc. Employee Stock Purchase Plan" on page 23.

   Stockholder approval for the amendment is being sought so that the ESPP will continue to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. In January 2003, our board of directors adopted the amendment and directed that the amendment be submitted to the stockholders for approval at the 2003 annual meeting. The amendment will be approved, if a quorum is present, upon the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter.

   Our board of directors recommends a vote FOR the approval of the amendment to the ESPP.

                   Information About Our Board of Directors

--------------------------------------------------------------------------------

               Nominee for Class I Director--Term Expiring 2006

--------------------------------------------------------------------------------

Joel V. Staff        Director since October 2002
                     Age 59

Mr. Staff has served as our chairman and chief executive officer since April 2003. Until May 2002, he was with National-Oilwell, Inc., where he served as chairman, president and chief executive officer from July 1993 until May 2001. Previously, Mr. Staff spent 17 years with Baker Hughes, Inc. where he held various financial and general management positions, including senior vice president of the parent company and president of both the drilling and production groups. Mr. Staff serves on the board of directors of National-Oilwell, Inc. where he is a member of its executive committee and Ensco International, Incorporated, where he is a member of its audit committee. He is chairman of the board of directors of T-3 Energy Services, Inc., where he also serves as chairman of T-3 Energy Services' compensation and nominating committee and as a member of its audit committee.

--------------------------------------------------------------------------------

               Incumbent Class II Directors--Term Expiring 2004

--------------------------------------------------------------------------------

Laree E. Perez       Director since April 2002
                     Age 49

Ms. Perez is an independent financial consultant in Albuquerque, New Mexico with the Medallion Company. From February 1996 until September 2002, she was Vice President of Loomis, Sayles & Company, L.P. Ms. Perez was co-founder, president and chief executive officer of Medallion Investment Company, Inc. from November 1991 until it was acquired by Loomis Sayles in 1996.

William L. Transier  Director since December 2002
                     Age 48

Mr. Transier has served as executive vice president and chief financial officer of Ocean Energy, Inc. since March 1999. From September 1998 to March 1999, he served as executive vice president and chief financial officer of Seagull Energy Corporation. From May 1996 to September 1998, he served as senior vice president and chief financial officer of Seagull Energy Corporation. Mr. Transier is also a director of Cal Dive International, Inc.

--------------------------------------------------------------------------------

               Incumbent Class III Directors--Term Expiring 2005

--------------------------------------------------------------------------------

E. William Barnett   Director since October 2002
                     Age 70

   Mr. Barnett is a retired partner and currently senior counsel with Baker Botts LLP. He began practicing law with Baker Botts in 1958 and served as managing partner from 1984 through the end of 1997. He serves on the board of directors of numerous educational, health care and community organizations including chairman of the board of trustees of Rice University and life trustee of The University of Texas Law School Foundation.

Donald J. Breeding   Director since October 2002
                     Age 68

   Mr. Breeding has been president and chief executive officer of Airline Management, LLC, engaged in aviation and airline consulting, since 1997. From 1992 to 1997, he was president and chief executive officer of Continental Micronesia, a majority-owned subsidiary of Continental Airlines. From 1988 to 1992, he was senior vice president of operations for Continental Airlines with responsibility for all flying operations activities of the company and responsibility for Continental Express. Mr. Breeding serves as a member of the board of directors of Pinnacle Airlines, Inc. and Miami Air International.

                Board of Directors Organization and Committees

   Our board of directors directs the management of the business and affairs of Reliant Resources. Our board of directors appoints committees to help carry out its duties. In 2002, our board of directors met 16 times and the committees met a total of 24 times. Each director attended more than 75% of the meetings of our board of directors and the committees on which he or she served. Our board of directors has the following committees: the audit committee, the compensation committee and the nominating & governance committee. Each of these committees is composed entirely of non-employee directors.

   The following table describes the members of each of the committees as of December 31, 2002, its primary responsibilities and the number of meetings held during 2002:


Members                                          Responsibilities                                                   Meetings Held
-----------------------------------------------------------------------------------------------------------------------------------
AUDIT                                            . oversees the quality and integrity of our financial statements;        22
                                                 . oversees our compliance with legal and regulatory
    Laree E. Perez (Chairman)                      requirements;
    Joel V. Staff*                               . oversees our independent auditor's qualifications and
    William L. Transier                            independence;
                                                 . oversees the performance of our internal audit function and
   *In connection with his appointment as our      independent auditors;
   chairman and chief executive officer in       . selects the firm of independent public accountants to audit
   April 2003, Mr. Staff resigned from the         our financial statements and those of our subsidiaries;
   audit committee, and Mr. Breeding was         . reviews and approves the plan and scope of the independent
   appointed to the audit committee.               public accountants' audit and non-audit services and related fees; and
                                                 . performs such other functions as our board of directors may assign to the audit committee from time to time.
                                                 The audit committee's report is on page 21 and its charter is attached as Appendix A.
-----------------------------------------------------------------------------------------------------------------------------------
COMPENSATION                                     . reviews, evaluates, and approves our agreements, plans,                2
                                                   policies and programs to compensate our officers and
    Joel V. Staff (Chairman)*                      directors;
    E. William Barnett                           . produces a report on executive compensation each year to be
    William L. Transier                            included in the proxy statement for our annual meeting;
                                                 . discharges the responsibilities of our board of directors
   *In connection with his appointment as our      relating to compensation of our officers and directors; and
   chairman and chief executive officer in       . performs such other functions as our board of directors may
   April 2003, Mr. Staff resigned from the         assign to the compensation committee from time to time.
   compensation committee.                       The compensation committee's report on executive compensation begins on page 11.
-----------------------------------------------------------------------------------------------------------------------------------
NOMINATING & GOVERNANCE                          . assists our board of directors by identifying individuals             -- *
                                                   qualified to become board of directors members and to
    E. William Barnett (Chairman)                  recommend that our board of directors select the director       * The nominating
    Donald J. Breeding                             nominees for election at the annual meetings of stockholders    & governance
    Laree E. Perez                                 or for appointment to fill vacancies;                           committee was
                                                 . recommends director nominees for each committee of our          formed in
                                                   board of directors;                                             January 2003.
                                                 . advises our board of directors about appropriate composition of our board of directors and its committees;
                                                 . advises our board of directors about and recommends to our board of directors appropriate corporate governance practices and assists our board of directors in implementing those
                                                   practices;
                                                 . leads the annual review of the performance of our board of directors and its committees; and
                                                 . performs such other functions as our board of directors may assign to the nominating & governance committee from time
                                                   to time.
-----------------------------------------------------------------------------------------------------------------------------------

Compensation of Directors

   Our employees received no additional compensation for serving as directors. During the first quarter of 2003, the compensation plan for each incumbent non-employee director which consists of an annual retainer of $45,000, a fee of $2,000 for each board of directors and committee meeting attended and an annual grant of 2,500 restricted shares of our common stock and 5,000 stock options was approved. Also, in March 2003, each incumbent non-employee director received a one-time initial stock grant of 5,000 shares of restricted stock. Those who serve on a committee, other than audit, also receive an additional $5,000 committee retainer. Those who serve on the audit committee receive a $10,000 committee retainer. New non-employee directors will also receive 5,000 restricted shares upon initial election to our board of directors. Directors may defer all or part of their annual retainer fees and meeting fees under Reliant Resources' deferred compensation plan. Also, directors may elect to receive their fees in restricted stock rather than cash and receive a 25% match in restricted stock. The restricted stock would vest at the end of a director's elected term and would be paid to the director upon leaving the board of directors.

                                Stock Ownership

   The following table sets forth information regarding beneficial ownership of our common stock by each current director and nominee, our named executive officers, and our directors, nominee and named executive officers as a group, all as of March 27, 2003:

                                                                              Percent
Name and Address                                    Amount and Nature of        of
of Beneficial Owner/(1)/                          Beneficial Ownership/(2)/    Class
-----------------------                           ------------------------    -------
E. William Barnett...............................            7,615/(3)/           *
Donald J. Breeding...............................            7,879/(3)/           *
Robert W. Harvey.................................          994,080/(4)(5)/        *
Mark M. Jacobs...................................          443,522/(5)/           *
Hugh Rice Kelly..................................          775,696/(4)(6)/        *
R. Steve Letbetter...............................        3,768,306/(4)(5)(7)/   1.3%
Stephen W. Naeve.................................        1,255,342/(4)(5)/        *
Laree E. Perez...................................            9,865/(3)/           *
Joel V. Staff....................................            9,678/(3)/           *
William L. Transier..............................            7,500/(3)/           *
All of the above officers and directors and other
  executive officers as a group (11 persons).....        7,298,666/(4)(5)/      2.4%

--------
* Indicates that such director's or officer's ownership does not exceed 1% of our outstanding common stock.
(1) The address of each beneficial owner is c/o Reliant Resources, Inc., 1111 Louisiana Street, Houston, Texas 77002.
(2) Includes shares owned directly or through the Reliant Resources, Inc. Savings Plan.
(3) Includes 7,500 shares of restricted stock awarded in March 2003 under the terms of our director compensation plan over which directors have no voting or investment power until such shares vest upon the earlier or retirement or at such time as he/she does not stand for reelection to the board of directors.
(4) Includes shares covered by Reliant Resources' stock options and other rights to acquire stock that are exercisable within 60 days, as follows:
    Mr. Harvey, 625,970 shares; Mr. Kelly, 578,629 shares; Mr. Letbetter, 2,884,922; shares; Mr. Naeve, 675,365 shares; and the group, 4,764,886 shares.
(5) Includes shares held under the terms of compensation plans over which executive officers have no voting or investment power until vesting in accordance with the terms of the plans as follows: Mr. Harvey, 358,667 shares; Mr. Jacobs, 442,976 shares; Mr. Letbetter, 601,890 shares; Mr. Naeve, 396,667 shares; and the group, 1,800,200 shares.
(6) Upon Mr. Kelly's retirement, 221,501 options became fully vested in accordance with the terms of his severance agreement.
(7) Upon Mr. Letbetter's resignation, 1,250,001 options became fully vested in accordance with the terms of his severance agreement.

                            Principal Stockholders

   Set forth in the table below is information about persons we know to be the beneficial owners of more than five percent of the issued and outstanding common stock based solely on our review of the Schedule 13G Statement of Beneficial Ownership filed by such person as of the date of such filing:

                                                                    Percent
     Name and Address                          Amount and Nature of   of
     of Beneficial Owner                       Beneficial Ownership  Class
     -------------------                       -------------------- -------
     David A. Tepper..........................      16,755,600/(1)/   5.7%
       c/o Appaloosa Partners Inc.,
       26 Main Street, First Floor,
       Chatham, NJ 07928
     BKF Capital Group, Inc...................      23,330,506/(2)/   8.0%
       One Rockefeller Plaza
       New York, NY 10020
     Barrow, Hanley, Mewhinney & Strauss, Inc.      21,757,526        7.5%
       One McKinney Plaza
       3232 McKinney Avenue, 15th Floor
       Dallas, TX 75204-2429
     The Mutuelles AXA Group..................      16,090,150/(3)/   5.5%
       370, rue Saint Aonore
       75001 Paris, France

--------
(1) Includes 4,000,000 shares owned directly by Mr. Tepper and 12,755,600 shares owned by entities controlled by Mr. Tepper.
(2) Includes shares owned by a wholly-owned subsidiary of BKF Capital Group, Inc., John A. Levin & Co., Inc.
(3) Includes shares owned by a subsidiary of The Mutuelles AXA group, Alliance Capital Management L.P.

            Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of Reliant Resources' common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Reliant Resources' common stock. We believe that during the fiscal year ended December 31, 2002, our officers and directors complied with these filing requirements.

                         Stock Price Performance Graph

   The following graph shows the quarterly change in the cumulative total stockholder return on our common stock since our initial public offering in May 2001, as well as the S&P 500 Index, and a group of our peer companies comprised of Calpine Corp., Dominion Resources, Inc., Duke Energy Corp., Dynegy, Inc., El Paso Corp., Exelon Corp., Mirant Corp., TXU Corp., The Williams Companies, Inc. and us for the same period. Reliant Resources common stock trades on the New York Stock Exchange under the symbol "RRI."

                     Comparison of Cumulative Total Return
          Among Reliant Resources, Inc., S&P 500 Index and Peer Group
         Companies from May 1, 2001 through December 31, 2002/ (1)(2)/


                                     [CHART]

               RELIANT RESOURCES INC         S & P 500 INDEX         PEER GROUP
May 2001              100.00                     100.00                100.00
Jun 2001               82.33                      96.90                 85.38
Sep 2001               54.00                      82.68                 69.98
Dec 2001               55.03                      91.52                 69.00
Mar 2002               56.37                      91.77                 70.31
Jun 2002               29.17                      79.47                 50.09
Sep 2002                5.83                      65.74                 33.26
Dec 2002               10.67                      71.29                 31.90



                            INDEXED RETURNS/(1)(2)/
                                Quarter Ending

                   Base
                  Period
                   May    June  September December March   June  September December
Company/Index      2001   2001    2001      2001   2002    2002    2002      2002
----------------- ------ ------ --------- -------- ------ ------ --------- --------
Reliant Resources  $100  $82.33  $54.00    $55.03  $56.37 $29.17  $ 5.83    $10.67
S&P 500 Index....   100   96.90   82.68     91.52   91.77  79.47   65.74     71.29
Peer Group.......   100   85.38   69.98     69.01   70.31  50.09   33.26     31.90

--------
(1) Assumes that the value of the investment in the Reliant Resources common stock and each index was $100 on May 1, 2001.
(2) Historical stock price performance is not necessarily indicative of future price performance.

                     Report of the Compensation Committee

Compensation Policy

Reliant Resources' executive compensation policy is to have compensation programs that:

  .   strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  . strengthen the relationship between executives and stockholder interests by emphasizing equity compensation;

  .   promote overall corporate performance; and

  . provide compensation that is competitive with the external market and equitable among other executives within the organization.

   Reliant Resources retains an independent consulting firm each year to review the executive compensation practices of integrated energy and other industrial companies considered comparable to Reliant Resources in terms of size, type of business, and compensation philosophy. The companies included in the compensation review are not identical to the companies referred to in the stock performance graph on page 10 because the compensation committee believes that Reliant Resources' most direct competitors for executive talent are not limited to the companies included in the stock performance graph. The compensation committee considers the compensation data obtained from the comparable companies in establishing ranges for total compensation for Reliant Resources' executive officers, as well as the mix of compensation elements, primarily base salary and annual and long-term incentives. In establishing individual compensation targets, the compensation committee considers level and nature of responsibility, experience and its own subjective assessment of performance. In making these determinations, the compensation committee also takes into account the chief executive officer's evaluations of performance of other executive officers. The compensation committee generally considers that the objectives of Reliant Resources' compensation policy are best served when total compensation for its executives is targeted near the 50th percentile of the market represented by the companies included in the compensation review. The plan is designed to pay near the 75th percentile when performance is superior.

   Stock ownership guidelines, applicable to all of the officers, are established for Reliant Resources common stock ownership with a value of five times base salary for the chief executive officer, three times base salary for the chief operating officer, chief financial officer and executive vice presidents, and two times base salary for other officers.

   The compensation committee periodically evaluates Reliant Resources' executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This Code Section generally disallows the deductibility of compensation in excess of $1 million for certain executive officers, but excludes from the limitation certain qualifying performance-based compensation. While the compensation committee structures its compensation programs in a manner that maximizes tax deductibility, it recognizes that there may be situations in which the best interests of stockholders are served by administering some elements of compensation such that they occasionally may not meet the requirements for exclusion under Code Section 162(m). The Reliant Resources, Inc. 2002 Long-term Incentive Plan and the Reliant Resources, Inc. 2002 Annual Incentive Compensation Plan for Executive Officers have been approved by our stockholders so as to maintain deductibility of payments under those plans.

Components of Compensation

   The key elements of Reliant Resources' executive compensation program are base salary, annual incentive awards and long-term incentive awards. The compensation committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package. The percentage of an executive's compensation that is variable or performance-based generally increases with higher levels of total compensation. The result is that the majority of the executive officers' compensation is considered at risk. The ultimate value of this at risk compensation is determined based on the performance of Reliant Resources' and its common stock price performance.

   Base Salaries. The compensation committee's determinations concerning each executive officer's base salary are based on the compensation committee's analysis of salary levels for executive officer positions in the competitive market, and its subjective evaluation of and management's evaluation of each executive officer's individual performance and level of responsibility. Mr. Letbetter's performance was evaluated solely by the compensation committee. Reliant Resources generally targets base salaries to the median of the competitive market.

   Annual Incentive Compensation. Annual bonuses are paid pursuant to Reliant Resources' annual incentive compensation plan, which provides for cash bonuses based on achievement over the course of the year of performance objectives approved by the compensation committee at the commencement of the year. Target annual incentives established at the beginning of the year 2002 for Reliant Resources' executive officers ranged from 45% to 130% of base salary. Depending on the performance objectives achieved each year, performance-based payouts can vary from 0% to 200% of the targeted amount. The performance goals for 2002 were based entirely on adjusted earnings per share for the executive officers, including Mr. Letbetter. The earnings per share performance measure for 2002 was not attained; therefore, the named officers did not receive an award. One executive officer did receive a nominal special annual bonus.

   Long-term Incentive Plan. Reliant Resources generally utilizes an approach to long-term incentives that involves stock options and full-value equity awards. For 2002, Reliant Resources used two incentive vehicles, stock options and performance shares. Under that approach, officers received awards of performance shares based on performance goals measurable over a three year performance cycle. Payout levels for performance shares are calculated by determining the percentage of achievement and can range from 0% to 150% of target. For the performance period beginning in 2002, performance goals are based on Reliant Resources' total shareholder return compared to the companies included in the stock performance graph.

   In addition to the performance shares, annual grants of stock options under Reliant Resources' long-term incentive plan are made at an option price not less then the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of the shareholder value over the long term and encourage equity ownership in Reliant Resources. Information concerning option grants in the year 2002, including grant date present values, is shown in the table of option grants in last fiscal year on page 17.

   Reliant Resources executives who participated in the CenterPoint Energy, Inc., formerly Reliant Energy, Incorporated ("CenterPoint") performance shares plan for the performance period ending on December 31, 2001 received shares of CenterPoint common stock based on performance objectives set at the time of the award.

Chief Executive Officer Compensation

   Reliant Resources' outside compensation consultants prepared an independent report on our chief executive officer's compensation, which took into consideration Reliant Resources' size and complexity, and the markets in which it competes for talent. In evaluating Mr. Letbetter's total compensation, the compensation committee considered his contributions to the overall results of Reliant Resources through his leadership and individual performance. The compensation committee believes that Mr. Letbetter's compensation package was intended to focus his attention on creating substantial improvements in shareholder value. During 2001, the compensation committee set Mr. Letbetter's base salary at $1,000,000, which the compensation committee believed positioned his base salary at approximately the median of the competitive market. His salary has not been increased since that time. His annual incentive target was set at 130% of base salary. His 2002 long-term incentive awards were made based on a number of shares consistent with the awards granted in 2001. The 2001 award was determined by using the present value approach to valuing stock options. The compensation committee believed that if the stock price appreciated at above market levels, the value of his long term incentive awards, when combined with his annual cash compensation, would have positioned Mr. Letbetter's total direct compensation near the 50th percentile of the competitive market, when targeted incentive plan performance expectations were met. If superior performance had been achieved, his compensation would be have been closer to the 75th percentile.

   The decisions regarding executive officer compensation for 2002 were made by a previous compensation committee; therefore, the following individuals did not approve the long-term grants made at that time. They have since reviewed the base pay, short-term incentive targets and methodology for long-term grants for 2003.

                            Joel V. Staff, Chairman*
                            E. William Barnett
                            William L. Transier

* Mr. Staff resigned from the compensation committee in April 2003 in connection with his appointment as our chairman and chief executive officer.

                Certain Relationships and Related Transactions

Agreements With CenterPoint

   Prior to the distribution in September 2002, CenterPoint owned approximately 83% of our outstanding shares of common stock. As a result of the distribution, CenterPoint distributed all shares of our common stock it held to its stockholders and ceased to be an owner of more than 5% of our outstanding common stock.

   Master Separation Agreement. Shortly before our initial public offering, or IPO, we entered into a master separation agreement with CenterPoint. The agreement provided for the separation of our assets and businesses from those of CenterPoint. It also contains agreements governing the relationship between CenterPoint and us after our IPO, and in some cases after the distribution of all shares of our common stock held by CenterPoint to its stockholders, or the distribution, and specifies the related ancillary agreements that we have signed with CenterPoint, some of which are described in further detail below.

   The agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities (except for certain possible tax liabilities) associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with CenterPoint's other businesses with CenterPoint and its other subsidiaries. Each party has also agreed to assume and be responsible for some specified liabilities associated with activities and operations of the other party and its subsidiaries to the extent performed for or on behalf of the other party's current or historical business.

   The agreement also requires us to indemnify CenterPoint for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the SEC in connection with our IPO.

   Texas Genco Option. In connection with the separation of our businesses from those of CenterPoint, CenterPoint granted us an option to purchase all of the shares of capital stock owned by CenterPoint in January 2004 of Texas Genco Holdings, Inc., or Texas Genco, which holds the Texas generating assets of CenterPoint's electric utility division.

   Service Agreements. We have entered into agreements with CenterPoint under which CenterPoint provides us, on an interim basis, various corporate support services, information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable, remittance processing and payroll, office support services and purchasing and logistics. The charges we pay CenterPoint for these services are generally intended to allow CenterPoint to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses. In addition, pursuant to lease agreements, CenterPoint will lease us office space in its headquarters building and various other locations in Houston, Texas for various terms.

   Payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a significant payment to CenterPoint in 2004. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million.

   Guarantee of Certain Benefit Payments. We have guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the distribution totaling approximately $58 million.

   Transportation Agreement. Prior to our IPO, Reliant Energy Services, Inc. (our wholly-owned trading subsidiary) entered into an agreement whereby a subsidiary of CenterPoint agreed to reimburse Reliant Energy Services, Inc. for any transportation payments made under a transportation agreement with ANR Pipeline Company and for the refund of $41 million due to ANR Pipeline Company, an unaffiliated company.

   Generating Capacity Auction Line of Credit. On October 1, 2002, our retail energy segment, through a subsidiary, entered into a master power purchasing contract with Texas Genco covering, among other things, our purchase of capacity and/or energy from Texas Genco's generating facilities. In connection with the March 2003 refinancing, this contract has been amended to grant Texas Genco a security interest in the accounts receivable and related assets of certain retail energy segment subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.

   Various Other Agreements. In connection with the separation of our businesses from those of CenterPoint, we have entered into other agreements providing for, among other things, mutual indemnities and releases with respect to our respective businesses and operations, matters relating to corporate governance, matters relating to responsibility for employee compensation and benefits, and the allocation of tax liabilities. In addition, we and CenterPoint have entered into various agreements relating to ongoing commercial arrangements including, among other things, the leasing of optical fiber and related maintenance activities, gas purchasing and agency matters, and subcontracting energy services under existing contracts.

   For more information concerning certain relationships and related transactions between us and CenterPoint, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Related Party Transactions--Agreements with CenterPoint" in our Form 10-K/A for the year ended December 31, 2002.

Additional Related Transactions

   The law firm of Baker Botts LLP provides legal services to the company. E. William Barnett is employed as senior counsel at Baker Botts LLP. Fees paid by Reliant Resources to Baker Botts LLP did not exceed five percent of such law firm's gross revenues for its last fiscal year.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the company. The brother of Stephen W. Naeve is a partner at Skadden, Arps, Slate, Meagher & Flom LLP. Fees paid by Reliant Resources to Skadden, Arps, Slate, Meagher & Flom LLP did not exceed five percent of such law firm's gross revenues for its last fiscal year.

   In connection with Robert W. Harvey's initial employment, he was loaned $250,000 which loan was assumed by us. This loan bears interest at a rate of 8% and principal and interest are to be forgiven in annual installments through May 2004 so long as Mr. Harvey remains employed by us or one of our subsidiaries as of each relevant anniversary of his employment date. The amount of loan forgiveness for 2002 was $54,907.

                         Executive Compensation Tables

   These tables show the compensation of the chief executive officer and the four other most highly compensated executive officers. Reported compensation for 2000 was paid by CenterPoint.

                          Summary Compensation Table
               for Years Ending December 31, 2000, 2001 and 2002

                                             Annual Compensation                  Long-Term Compensation
                                    --------------------------------------   ---------------------------------
                                                                                        Securities
                                                                             Restricted Underlying
                                                             Other Annual      Stock      Option       LTIP
 Name and Principal Position   Year Salary/(1)/ Bonus/(1)/ Compensation/(2)/ Award/(3)/ Awards/(4)/ Payouts/(5)/
 ---------------------------   ---- ----------  ---------- ----------------  ---------- ----------  -----------
R. Steve Letbetter/(7)/....... 2002 $1,000,000          --     $44,919               --  700,000     $379,079
 Former Chairman and           2001    983,750  $1,739,270       2,514       $1,690,000  850,000      812,479
 Chief Executive Officer       2000    913,750   2,101,620         393               --  400,000      213,166

Stephen W. Naeve.............. 2002    596,875          --         141               --  340,000      228,309
 President and                 2001    568,750     773,500          88          901,345  420,000      334,560
 Chief Operating Officer       2000    537,500     752,500          81               --  175,000      102,489

Robert W. Harvey/(8)/......... 2002    575,000          --       2,701               --  340,000      237,314
 Executive Vice President &    2001    568,750     773,500       2,720          901,345  420,000           --
 President - Retail Business   2000    537,500     752,500         613               --  175,000           --

Hugh Rice Kelly/(9)/.......... 2002    446,250          --       3,427               --  130,000      139,803
 Former Senior Vice President, 2001    431,250     322,575       3,311               --  160,000      382,360
 General Counsel and Corporate
 Secretary                     2000    412,500     408,375       1,135               --   80,000      134,970

Mark M. Jacobs/(10)/.......... 2002    202,865          --          --          959,629  318,667           --
 Executive Vice President and
  Chief Financial Officer




                                  All Other
 Name and Principal Position   Compensation/(6)/
 ---------------------------   ----------------
R. Steve Letbetter/(7)/.......     $208,690
 Former Chairman and                315,542
 Chief Executive Officer            121,472

Stephen W. Naeve..............      107,241
 President and                      120,259
 Chief Operating Officer             81,290

Robert W. Harvey/(8)/.........      154,321
 Executive Vice President &         166,573
 President - Retail Business        123,014

Hugh Rice Kelly/(9)/..........      104,186
 Former Senior Vice President,      108,861
 General Counsel and Corporate
 Secretary                           84,291

Mark M. Jacobs/(10)/..........       11,870
 Executive Vice President and
  Chief Financial Officer

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred compensation.
(2) The amounts shown include tax gross-ups paid to compensate for tax consequences of imputed income under the executive life insurance plan and the discount for any shares of our stock purchased under our employee stock purchase plan. Mr. Letbetter's amount also includes preferential interest paid on the deferred compensation, that he elected to receive in 2002, in excess of 120% of the applicable federal long-term rate.
(3) On July 29, 2002, Mr. Jacobs was granted an award of 205,488 shares of our restricted stock, which vest in equal installments on the first, second and third anniversaries of the date of grant. The amount shown is based on the closing price of the underlying shares on that date. On May 4, 2001, the following awards of our restricted stock were granted: Mr. Letbetter, 50,000 shares; Mr. Naeve, 26,667 shares and Mr. Harvey, 26,667 shares. The amounts shown are based on the closing prices of those shares on May 4, 2001. The aggregate value of restricted stock awards held as of December
    31, 2002, based on closing sales prices of the underlying shares on that date, was $160,000 for Mr. Letbetter, $85,334 for Mr. Naeve, $85,334 for
    Mr. Harvey and $657,562 for Mr. Jacobs. In the event dividends are paid on the underlying common stock, dividend equivalents accrue on the restricted stock.
(4) Securities underlying options are shares of our common stock, except for grants in 2000, which are shares of common stock of CenterPoint.
(5) Amounts shown represent the dollar value of CenterPoint common stock paid out in that year based on the achievement of performance goals for the cycle ending in the prior year plus dividend equivalent accruals during the performance period.
(6) Amounts for 2002 include (i) matching and profit sharing contributions to the savings plan and the savings restoration component of our deferral plan as follows: Mr. Letbetter, $193,449; Mr. Naeve, $97,627; Mr. Harvey, $96,095; Mr. Kelly, $55,518; and Mr. Jacobs, $11,870; (ii) the term portion of the premiums paid under split-dollar life insurance policies purchased in connection with our executive life insurance plan, as follows: Mr. Letbetter, $817; Mr. Naeve, $219; Mr. Harvey, $1,104; and Mr. Kelly,
    $2,232; (iii) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, as follows: Mr. Letbetter, $14,424; Mr. Naeve, $9,395; Mr. Harvey, $2,215; and Mr. Kelly, $46,436.
    Additionally, amount shown for Mr. Harvey for 2002 includes $54,907 in loan forgiveness discussed in footnote 8 below.
(7) Mr. Letbetter resigned as our chairman and chief executive officer in April 2003.
(8) In connection with Mr. Harvey's initial employment, we loaned him $250,000. The loan bears interest at a rate of 8% and principal and interest are to be forgiven in annual installments through May 2004 so long as Mr. Harvey remains employed by us or one of our subsidiaries as of each relevant anniversary of his employment date. The amount of loan forgiveness for 2002 was $54,907 which amount is included in the "All Other Compensation" column.
(9) Mr. Kelly retired as our senior vice president, general counsel and corporate secretary in May 2003.
(10) Mr. Jacobs was not employed by us prior to July 2002.

                       Option Grants in Last Fiscal Year

                                                Exercise
                           Number of     % of   or Base
                          Securities     2002   Purchase
                          Underlying   Employee  Price              Grant Date
                            Options     Option    Per    Expiration  Present
                          Granted/(1)/  Grants   Share      Date    Value/(2)/
                          -----------  -------- -------- ---------- ----------
  R. Steve Letbetter/(3)/   700,000      9.80%   $10.90  02/29/2012 $3,563,000
  Stephen W. Naeve.......   340,000      4.76%    10.90  02/29/2012  1,730,600
  Robert W. Harvey.......   340,000      4.76%    10.90  02/29/2012  1,730,600
  Hugh Rice Kelly/(4)/...   130,000      1.82%    10.90  02/29/2012    661,700
  Mark M. Jacobs.........   318,667      4.46%     4.79  07/28/2012    713,814

--------
(1) Option grants vest in one-third increments per year generally from the date of grant (so long as the officer remains an employee of Reliant Resources). All options would immediately vest upon a change in control as defined in our long-term incentive plan. A "change in control" generally is deemed to have occurred if (i) any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless the acquisition is directly from us and approved by our board of directors; (ii) our initial directors and individuals approved by a majority of the initial directors (or their approved successors) cease to constitute a majority of our board of directors; (iii) a merger, consolidation or acquisition involving us is carried out, unless more than 70% of the surviving company's outstanding voting securities is owned by our former stockholders in substantially the same proportion as before the transaction, any consideration paid by us (including the amount of any long-term debt assumed by the surviving company) does not exceed 50% of the fair market value of our outstanding voting securities immediately prior to the transaction, no person or group becomes the beneficial owner of 30% of more of the surviving company's voting securities as a result of the transaction, and a majority of the directors of the surviving company were our directors immediately prior to the transaction; or (iv) we transfer 70% or more of our assets to another corporation that is not wholly-owned by us, unless after the transfer more than 70% of the largest acquiring company's outstanding voting securities is owned by our former stockholders and a majority of the directors of the largest acquiring company were our directors immediately prior to the transaction.
(2) Grant date value is based on the Black-Scholes option pricing model assuming a five-year term, volatility of 46.99%, no annual dividend and a risk-free interest rate of 4.43%. Actual gains, if any, will be dependent on future performance of the common stock.
(3) Mr. Letbetter resigned as our chairman and chief executive officer in April 2003.
(4) Mr. Kelly retired as our senior vice president, general counsel and corporate secretary in May 2003.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                 Number of Unexercised   Value of Unexercised In-the
                      Shares Acquired  Value    Options at December 31,      Money Options at
        Name          on Exercise (#) Realized           2002            December 31, 2002 ($) (1)
        ----          --------------- -------- ------------------------- ---------------------------
                                               Exercisable Unexercisable Exercisable  Unexercisable
                                               ----------- ------------- -----------  -------------
R. Steve Letbetter(2)       --          $--      823,354     1,371,814       $--           $--
Stephen W. Naeve.....       --           --      377,482       666,002        --            --
Robert W. Harvey.....       --           --      326,635       666,002        --            --
Hugh Rice Kelly(3)...       --           --      209,720       257,696        --            --
Mark M. Jacobs.......       --           --           --       318,667        --            --

--------
(1) Based on the average of the high and low sales prices of our common stock on the New York Stock Exchange for December 31, 2002.
(2) Mr. Letbetter resigned as our chairman and chief executive officer in April 2003.
(3) Mr. Kelly retired as our senior vice president, general counsel and corporate secretary in May 2003.

          Long-Term Incentive Plan - Awards in Last Fiscal Year/(1)/

                                                      Estimated Future Payouts
                                                           Under Non-Stock
                                                       Price-Based Plans/(2)/
                                               ---------------------------------------
                                                 Below
                                  Performance  Threshold Threshold  Target    Maximum
                         Number   Period Until  Number    Number    Number    Number
         Name           of Shares    Payout    of Shares of Shares of Shares of Shares
----------------------- --------- ------------ --------- --------- --------- ---------
R. Steve Letbetter/(3)/  125,000   2002-2004       0      62,500    125,000   187,500
Stephen W. Naeve.......   60,000   2002-2004       0      30,000     60,000    90,000
Robert W. Harvey.......   60,000   2002-2004       0      30,000     60,000    90,000
Hugh Rice Kelly/(3)/...   23,800   2002-2004       0      11,900     23,800    35,700
Mark M. Jacobs.........   25,488   2002-2004       0      12,744     25,488    38,232

--------
(1) The payout of these awards can vary depending on Reliant Resources' total stockholder return ("TSR") measured against its peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the competitor peer group by modifying the payout value so that awards may range from 0% to 150% of the target number of shares awarded. If a change in control occurs prior to the end of the performance period, the participant's right to receive shares will be settled with a cash payment to the participant equal to the product of (i) the fair market value per share of common stock on the date immediately preceding the date on which the change of control occurs and (ii) 150% of the target number of shares.
(2) The table does not reflect dividend equivalent accruals, if any, during the performance period.
(3) Mr. Letbetter resigned as our chairman and chief executive officer in April 2003, and Mr. Kelly retired as senior vice president, general counsel and corporate secretary in May 2003. The plan allows for a partial award of the target number of shares based on the relationship between the days the participant was active during the cycle to the total number of days in the three-year performance cycle.

        Employment Contracts and Severance/Change of Control Agreements

   Our officers, with the exception of Mr. Jacobs and Mr. Harvey, entered into severance agreements with us in January 2003. These agreements provide, in general, for the payment of certain severance benefits in the event of an involuntary termination of employment by us without cause or by the executive during the three year period following a change in control of Reliant Resources, Inc., as defined in the our long-term incentive plan (as described in footnote 1 of the option grants in last fiscal year table on page 17) for good reason (collectively, a "covered termination"). Under the agreements, named officers who experience a covered termination are entitled to three times the sum of his or her annual salary and target bonus. Other officers that experience a covered termination are entitled to a lump-sum severance payment ranging from one times to two times the sum of his or her annual salary and target annual bonus depending on his or her classification and compensation.

   In addition, each officer is entitled to a pro rata portion of their current year bonus paid out at target, medical and life insurance for 18 months, or in the case of a change in control, three years, at the rate for active employees, outplacement services based upon his or her classification and compensation, legal fees paid by us, and continued access to financial planning services for the greater of the remainder of the calendar year or 60 days. An additional payment will be made to an executive to compensate for any excess parachute excise tax which may be imposed in connection with severance payments made in connection with a change in control.

   The agreements include a non-compete agreement between the executives and us, which is not applicable following a covered termination that occurs following a change in control. An executive's other benefits and awards on termination of employment will be treated in accordance with the terms of the applicable plan document. The term of the severance agreements is three years, with a one year automatic renewal thereafter.

Generally, for purposes of the severance agreements, good reason is defined as a reduction in remuneration, or relocation of more than 50 miles, and for certain officers, good reason also includes a substantial reduction in authority and responsibility.

   In connection with his resignation in April 2003, Mr. Letbetter entered into an amendment to his severance agreement, pursuant to which he will receive severance payments equaling $6.9 million and a pro rata bonus with respect to our 2003 fiscal year of $747,946. In addition, Mr. Letbetter's medical insurance continues at active employee rates until age 65, his financial planning service are available up to a maximum cost of $25,000 and he is eligible for outplacement assistance up to a maximum cost of $100,000. Mr. Letbetter may also elect to purchase from us the split-dollar life insurance policy at the greater of the cash surrender value of the policy or the total premiums paid by us with respect to the policy. In addition, under the amended severance agreement Mr. Letbetter has entered into a consulting agreement with us for a minimum of 12 months under which he will be paid monthly installments of $83,333, with any services provided above the normal annual hour commitment paid at $500 per hour, and in April 2004, he will vest in 551,890 shares of restricted stock previously awarded to him, provided he does not breach the non-compete provision in his amended severance agreement during that period. His benefit under our 1985 deferred compensation plan will be paid to him in 15 annual installments of $49,152. Mr. Letbetter will be provided office space, parking and support for a three year period, continued home security monitoring until age 65, a transfer of the club membership previously provided to him and continued coverage under our directors' and officers' insurance. In addition, Mr. Letbetter's unvested options became immediately exercisable upon his resignation.

   Mr. Kelly's retirement will be treated as a covered termination under his severance agreement, pursuant to which he will receive a severance payment equal to three times his salary and target bonus, approximately $2.3 million, and a pro rata bonus with respect to our 2003 fiscal year of $96,164, outplacement services, financial planning, extended medical and life insurance coverage, which are the same benefits provided to similarly situated executives.

   We entered into an employment agreement with Mr. Jacobs in July 2002, which was subsequently amended, which sets forth his compensation and duties and provides the applicable consequences upon any termination of his employment. Under the terms of his agreement, which has a term that expires on July 31, 2005, Mr. Jacobs is entitled to receive a base salary paid at the rate of at least $39,583.33 per month, an annual incentive bonus target equal to 100% of his annual base salary and a retention bonus of $650,000 if he remains employed by us through the end of the term, along with grants of options, performance units and restricted stock. Mr. Jacobs will also be entitled to a supplemental bonus at the end of the current term of his agreement if, at such time, the aggregate value of his initial option and restricted stock awards does not equal or exceed $1,850,000. Under the agreement, Mr. Jacobs is generally provided with the same severance terms and benefits as the terms and benefits described above with respect to the other named executive officer's severance agreements.

   We also expect to enter into an employment agreement with Mr. Harvey, pursuant to which we will provide for the terms and conditions of his employment, including ongoing compensation and severance benefits upon termination of employment. Additionally, under the terms of his employment, we are obligated to provide Mr. Harvey $481,000 in nonqualified retirement benefits if he remains employed with us until May 31, 2003.

                  Additional Benefits and Other Arrangements

   We maintain an executive benefits plan that provides certain salary continuation, disability and death benefits to certain of our key officers and certain key officers of our subsidiaries. Mr. Letbetter, Mr. Naeve and Mr. Kelly participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (ii) if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under this plan has not been provided to any officer after July 1, 1996. If the executive ceases to be employed by us for any reason prior to age 65, they forfeit all benefits under this plan. As a result of their resignation and retirement in April 2003 and May 2003, respectively, both Messrs. Letbetter and Kelly forfeited their benefits.

   We have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for certain officers. Effective January 1, 2002, this plan was frozen and will not have any new participants. The death benefit coverage for each covered officer varies. Mr. Letbetter and Mr. Naeve have second-to-die coverage that is based on the amount of premium that could have provided single-life coverage equal to four times salary at the time of purchase for Mr. Letbetter and two times salary at the time of purchase for Mr. Naeve. Mr. Harvey and Mr. Kelly have single-life coverage equal to two times current salary. The plan also provides that we may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by our board of directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, we will receive the balance of the insurance proceeds payable in excess of the specified death benefit, which is expected to be at least sufficient to cover our cumulative outlays to pay premiums and the after-tax cost to us of the tax reimbursement payments. There is no arrangement or understanding under which any covered individual will receive or be allocated any interest in any cash surrender value under the policy.

                                     18.1

   Since 1985, CenterPoint has had in effect deferred compensation plans that permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993, up to 25% or 40%, depending on age, and beginning in December 1993, up to 100%) and up to 100% of that year's annual bonus. In connection with the business separation of us and CenterPoint, effective in 2001, we have assumed the liabilities relating to our employees (including the named executive officers) under the CenterPoint deferred compensation plans, as well as CenterPoint's nonqualified savings and benefit restoration plans. As of April 30, 2003, the balance in such plans was $14,574,577 for Mr. Letbetter, $2,813,038 for Mr. Naeve, $352,173 for Mr.
Harvey and $5,822,103 for Mr. Kelly. We will provide these benefits under mirror plans or our deferral plan described below. In general, employees who attain the age of 60 during employment and participate in the mirror deferred compensation plans may elect to have their deferred compensation amounts repaid in (i) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (ii) a lump-sum distribution following termination of employment. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the summary compensation table on page 15.

   Since January 1, 2002, we have had a deferral plan under which directors and eligible non-union employees (including the named executive officers) may defer up to 80% of salary and 100% of bonus compensation. Deferred amounts are deemed invested in the plan's investment alternatives in accordance with the participants' elections. Our obligations to pay benefits under the deferral plan are general unsecured obligations and are generally funded by us through a "rabbi trust." Our employees who are former employees of CenterPoint (including the named executive officers) may also transfer to the deferral plan accrued benefits under some nonqualified benefit plans. In addition, savings restoration plan benefits for all our participants are provided by the our deferral plan.

   We maintain a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants under our deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the "designated plans." The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. The trust is funded for current benefit liabilities and we make regular contributions to the trust. The assets of the grantor trust are required to be held separate and apart from the other funds of us and our subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

                     Equity Compensation Plan Information

   The following table provides information with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance to employees or non-employee directors, as of December 31, 2002:

                                                                                                         (c)
                                                                                                Number of securities
                                       (a)                                                     remaining available for
                           Number of securities to be                  (b)                  future issuance under equity
                             issued upon exercise of    Weighted average exercise price of       compensation plans
                          outstanding options, warrants outstanding options, warrants and  (excluding securities reflected
      Plan category                and rights                      rights/(1)/                      in column(a))
------------------------- ----------------------------- ---------------------------------- -------------------------------
Equity compensation plans
 approved by security
 holders /(2)/...........          18,052,481/(3)/                    $17.61                         17,862,839/(4)/
Equity compensation plans
 not approved by security
 holders /(5)/...........           3,674,985/(6)/                     10.84                                -- /(7)/
                                   ----------                         ------                         ----------
Total....................          21,727,466                         $16.46                         17,862,839
                                   ==========                         ======                         ==========

--------
(1) Does not include the value of performance shares or restricted stock, which are subject to the terms and conditions of outstanding awards and do not have an exercise price.
(2) Consists of four plans: the Long-Term Incentive Plan of Reliant Resources, Inc. (2001 LTIP), the Reliant Resources, Inc. 2002 Long-Term Incentive Plan (2002 LTIP), the Reliant Resources, Inc. Transition Stock Plan (Transition
    Plan) and the ESPP. No future grants may be made under the 2001 LTIP and the Transition Plan.
(3) Consists of 16,546,867 options, 420,082 shares of restricted stock and 1,085,532 performance shares at an assumed maximum level of performance. Performance share payouts are dependent upon an application of a performance multiplier (from 0 to 1.5) determined based on our total stockholder return relative to a peer competition group over a three-year period.
(4) Includes 16,907,613 and 955,226 shares issuable under the 2002 LTIP and the ESPP, respectively.
(5) Consists of the Reliant Resources, Inc. 2002 Stock Plan (2002 Stock Plan) which was adopted by our board of directors and did not require stockholder approval. Under the 2002 Stock Plan, awards are granted to employees other than our executive officers or directors. Awards for our executive officers and directors are granted from the stockholder approved 2002 LTIP. The provisions of both the 2002 Stock Plan and the 2002 LTIP allow for equity awards to be granted as stock options, restricted stock, stock appreciation rights, and performance awards. The 2002 Stock Plan is administered by the compensation committee. The compensation committee may delegate to our officers certain of its duties, powers and authority. Payment of awards may be made in the form of cash, stock or combinations thereof. Awards are not transferable or assignable except (i) by law, will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by Code or Title I of the Employee Retirement Security Act, or the rules thereunder, or (iii) with the approval of the compensation committee.
(6) Consists of 3,339,800 options and 335,185 shares of restricted stock granted under the 2002 Stock Plan.
(7) The number of shares available for issuance is established by the board annually. Under the 2002 Stock Plan approved by our board of directors, 6,000,000 shares are authorized for issuance effective January 1, 2003.

                         Report of the Audit Committee

   The audit committee of our board of directors is composed of independent directors as required by the listing standards of the New York Stock Exchange. The audit committee operates pursuant to a written charter adopted by our board of directors.

   The audit committee is responsible for overseeing our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the preparation of our financial statements. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

   The audit committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended (Communication with audit committees). The independent auditors have provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), as currently in effect, and the audit committee has discussed with the auditors their independence from Reliant Resources. The audit committee has also considered whether the independent auditors' provision of information technology and other non-audit services to us is compatible with maintaining the auditors' independence. The audit committee has concluded that the independent auditors are independent from us and our management.

   Based on the reports and discussions described above, the audit committee has recommended to our board of directors that our audited financial statements be included in Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002 for filing with the SEC.

                                          Laree E. Perez, Chairman
                                          Joel V. Staff*
                                          William L. Transier

* In April 2003, Mr. Staff resigned from the audit committee in connection with his appointment as our chairman and chief executive officer and Mr. Breeding was appointed to the audit committee.

                        Principal Accounting Firm Fees

   The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, "Deloitte & Touche") for fiscal years ended December 31, 2002 and 2001:

                                         2002        2001
                                      ----------- -----------
                   Audit Fees........ $ 5,346,560 $ 3,544,460
                   Audit-Related Fees     674,473   1,249,263
                   Tax Fees..........     404,030     128,504
                   All Other Fees....   3,922,399  23,950,622
                                      ----------- -----------
                      Total.......... $10,347,462 $28,872,849
                                      =========== ===========

   Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, expanded audit procedures related to restatements of prior periods and the preparation of an annual "management letter" on internal control matters.

   Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include benefit plan audits, subsidiary audits, consultation with respect to certain registration statement reviews, and consultation with respect to accounting processes.

   Tax Fees. This category consists of professional services rendered by Deloitte & Touche for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

   All Other Fees. This category consists of fees for system design and implementation projects related to our retail operations, business insurance claims consulting and other miscellaneous items. These fees include approximately $761,541 and $5,611,155 of financial information systems design and implementation fees for 2002 and 2001, respectively. In addition to the service fees presented above, we purchased software and hardware from Deloitte & Touche affiliates in 2002 and 2001. The purchases totaled $5,253,586 and $17,556,531 for 2002 and 2001, respectively.

      Summary of the Reliant Resources, Inc. Employee Stock Purchase Plan

   The following is a summary of the principal features of the ESPP.

   Purpose. The purpose of the ESPP is to provide our employees and the employees of our designated subsidiaries with the opportunity to purchase our common stock and, therefore, to have an additional incentive to contribute to our prosperity.

   Administration. The ESPP is administered by our benefits committee. Subject to the terms of the ESPP, the benefits committee has the power to make, amend and repeal rules and regulations for the interpretation and administration of the ESPP. The decisions of the benefits committee are final and binding upon all parties.

   Shares Subject to the ESPP. There were 3,000,000 shares of our common stock reserved for issuance under the ESPP at the time the ESPP was established effective January 1, 2001, subject to adjustment as described below. The proposed amendment would increase the shares of our common stock reserved for issuance under the ESPP to 18,000,000.

   Eligibility. In general, any of our employees or employees of a designated subsidiary are eligible to participate in the ESPP during a purchase period. Employees are not eligible to participate if:

  . upon enrollment they would own or hold options or rights to acquire an aggregate of 5% or more of the total combined voting power of all outstanding shares of all classes of our equity securities or the equity securities any subsidiary;

  . they are prohibited by laws and regulations of the jurisdiction of their residence or employment from participating in the Plan as determined by the benefits committee; or

  . they are subject to a collective bargaining agreement if their exclusion is the result of good faith bargaining regarding the provision of benefits to such employees.

   A "purchase period" is a period of approximately six months that begins on the first trading day of each July or January. An "enrollment date" is the first day of each purchase period. Eligible employees become participants in the ESPP by electronically or telephonically enrolling with us within the time prescribed by the benefits committee prior to an enrollment date. As of April 28, 2002, approximately 4,611 employees, including all executive officers, would have been eligible to participate in the ESPP.

   Plan Participation. Each participant is granted a right to purchase shares of our common stock on his or her enrollment date. A participant in the ESPP may make contributions through payroll deductions from one percent to 15 percent of his or her eligible compensation each pay period. Participants may increase or decrease their contribution rates twice each purchase period according to rules established by the benefits committee. Stock purchase rights may not accrue at a rate that exceeds $25,000 in fair market value of the common stock per calendar year. The participant's contributions are used to purchase shares of our common stock at the end of each purchase period. The right to purchase shares of our common stock is exercised automatically on the last trading day of each purchase period ("purchase date") to the extent of the payroll deductions accumulated during the purchase period.

   Purchase Price; Shares Purchased. The purchase price per share is equal to 85% of the fair market value of the common stock on the enrollment date or the purchase date, whichever is less. The number of whole shares of our common stock a participant purchases in each purchase period is determined by dividing the total amount of payroll deductions during the purchase period by the purchase price. Any cash equal to less than the price of a whole share is used to purchase fractional shares.

   Termination of Employment. Termination of a participant's employment for any reason, including death, immediately cancels his or her participation in the ESPP. In that event, the payroll deductions credited to the participant's account will be refunded to him or her, in the case of death, to his or her estate or personal representative.

   Changes in Stock; Adjustments. In the event that our common stock is changed by reason of any stock split, stock dividend, recapitalization, combination or other similar change in our capital structure, appropriate action will be taken by the benefits committee to adjust any or all of:

  .   the number and type of shares subject to the ESPP;

  . the number and type of shares subject to outstanding stock purchase rights; and

  .   the purchase price.

   In the event of a corporate change, unless the successor corporation assumes or substitutes new stock purchase rights:

  . the purchase date for the outstanding stock purchase rights will be accelerated to a new purchase date prior to the effective date of the corporate change; and

  . on the effective date, any unexercised stock purchase rights will expire and we will promptly refund the unused amount of each participant's payroll deductions.

   Amendment and Termination of the Plan. Our board of directors may terminate the ESPP at any time with respect to common stock that is not subject to stock purchase rights. Our board of directors may amend the ESPP at any time, provided that no change may be made in any outstanding stock purchase right that would materially impair that right without the consent of the participant. If not sooner terminated, the ESPP will automatically terminate when all of the shares of common stock reserved for issuance have been sold.

   Withdrawal. Generally, a participant may withdraw from the ESPP during a purchase period at any time prior to the fifteenth business day before a purchase date.

   U.S. Federal Income Tax Treatment. The following summarizes the effect of current U.S. federal income tax upon the participant and us with respect to shares purchased under the ESPP. It does not purport to be complete, and does not discuss the tax consequences arising in the context of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant's income or gain may be taxable.

   The ESPP, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend on the holding period. If the shares are sold or disposed of more than two years from the first day of the applicable purchase period and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of:

  . the excess of the fair market value of the shares at the time of sale over the purchase price, or

  .   15% of the fair market value of the shares as of the enrollment date.

   Any additional gain should be treated as long-term capital gain. If the shares are disposed of within the two-year and one-year periods referred to above, the participant will recognize ordinary income generally measured as the difference between the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss on the sale will be long-term or short-term capital gain or loss, depending on the holding period. Reliant Resources is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a disposition of shares prior to the expiration of the holding period.

 Inclusion of Stockholder Proposals in Proxy Materials for 2003 Annual Meeting

   Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. In general, under Rule 14a-8 a proposal for a regularly scheduled annual meeting must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to stockholders in connection with the previous year's annual meeting or, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, a reasonable time before the company begins to print and mail its proxy materials. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, stockholder proposals must also be otherwise eligible for inclusion.

   We expect to hold our 2004 annual meeting on or about May 7, 2004, which is a change of not more than 30 days from this year's annual meeting. As a result, any stockholder who intends to present a proposal at the 2004 annual meeting and who requests inclusion of the proposal in our 2004 proxy statement and form of proxy in accordance with applicable SEC rules should file the proposal with us by January 5, 2004.

        Advance Notice Required for Proposals and Director Nominations

   Our bylaws require advance notice of proposals by stockholders to be presented for action at an annual meeting. In the case of the 2004 annual meeting, the required notice must be received by our corporate secretary between December 6, 2003 and March 6, 2004. Our bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent's status as a stockholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. A copy of our bylaws describing the requirements for notice of stockholder proposals may be obtained by writing our corporate secretary.

   Our bylaws provide that a stockholder may nominate a director for election if the stockholder sends a notice to our corporate secretary identifying any other person making such nomination with the stockholder and providing proof of stockholder status. This notice must be received at our principal executive offices between December 6, 2003 and March 6, 2004. The stockholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. We are not required to include any stockholder-proposed nominee in the proxy statement. A copy of our bylaws describing the requirements for nomination of director candidates by stockholders may be obtained by writing our corporate secretary.

                                 Householding

   We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to investor relations, by phone (713) 497-7000 or by contacting investor relations via our website which can be reached via a link located at the following web address: www.reliant.com/corporate.

                             Communicating with Us

   From time to time, we receive calls from stockholders asking how they can communicate with us. The following communication options are available.

   If you would like to receive information about us, you may use one of the following methods:

  . Our main Internet site, located at www.reliant.com, contains product and marketing data as well as job listings. A link to our investor relations site can be found at www.reliant.com/corporate. Our investor relations site contains company press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

  . You may read and copy the proxy statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

  . To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact investor relations at (713) 497-7000 or by contacting investor relations via our website which can be reached via a link located at the following web address: www.reliant.com/corporate.

                              General Information

   We began mailing this proxy statement and the accompanying proxy card to stockholders on May 5, 2003. The proxy statement and proxy card are being furnished at the direction of our board of directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies for $5,000, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and employees may solicit proxies by telephone and personal contact.

   Our board of directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless authority to do so is withheld by you in the proxy card.

                         Annual Report to Stockholders

   Our annual report to stockholders, which contains our consolidated financial statements for the year ended December 31, 2002, accompanies the proxy material being mailed to all stockholders. The annual report is not a part of the proxy solicitation material.

                                          By order of our board of directors,

                                          /s/ Joel V. Staff
                                          Joel V. Staff
                                          Chairman and Chief Executive Officer

May 5, 2003

                                  APPENDIX A

                            RELIANT RESOURCES, INC.
                            AUDIT COMMITTEE CHARTER

   The board of directors of Reliant Resources, Inc. (the "Company") has established the Audit Committee of the board of directors.

I.  Purposes

   The purposes of the Audit Committee are:

1.  To oversee the quality and integrity of the financial statements;

2.  To oversee the Company's compliance with legal and regulatory requirements;

3.  To oversee the independent auditor's qualifications and independence;

4. To oversee the performance of the Company's internal audit function and independent auditors; and

5.  To perform such other duties as are directed by the board of directors.

   The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the SEC to be included in the Company's proxy statement relating to its annual meeting of shareholders.

II.  Membership

   The Audit Committee shall be comprised of three or more Directors, as determined by the board of directors. The members of the Audit Committee shall be elected by the board of directors annually and shall serve until their successors shall be duly elected and qualified. Each member shall be "independent" as defined from time to time by the listing standards of the New York Stock Exchange (the "NYSE") and by applicable regulations of the Securities and Exchange Commission (the "SEC") and shall meet any other applicable independence requirements of the NYSE and SEC. No member shall serve on an audit committee of more than two other public companies unless the board of directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

   Each member shall be (or shall become within a reasonable time after appointment) financially literate. Members of the Audit Committee may enhance their familiarity with finance and accounting principals by participating in educational programs that the Company or an outside consultant conducts.

   Notwithstanding the foregoing membership requirements, no action of the Audit Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

III.  Meetings and Structure

   The Audit Committee shall meet at least four times per year to review the financial information of the Company, consistent with its duties and responsibilities, and as many additional times as the members deem necessary. The Audit Committee should meet periodically with management (including not less than annually with each of the Chief Executive Officer and the Chief Financial Officer, meeting separately), the Company's Director of Internal Auditing, and the independent public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

   The board of directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the lead audit partner of the Company's independent public accountants and the Company's Director of Internal Auditing.

IV.  Authority and Responsibilities

   The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company's independent public accountants. The independent public accountants are accountable to the Audit Committee.

   The Audit Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. The Audit Committee shall have the authority to retain special legal counsel, accounting experts, or other consultants to advise the Audit Committee, which may be the same as or different from the Company's primary legal counsel, accounting experts and other consultants. The Audit Committee may require any officer or employee of the Company or any of its subsidiaries, the Company's outside legal counsel, and the Company's external auditors to meet with the Audit Committee or any member of the Audit Committee.

   The Audit Committee shall be responsible for the resolution of any disagreements between the independent public auditors and management regarding the Company's financial reporting.

   The Audit Committee shall have the following duties and responsibilities:

  Independent Accountants

    1. Annually select and engage the Company's independent public accountants retained to audit the financial statements of the Company, with such selection to be submitted to the shareholders for ratification.

    2. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    3. Review and approve the plan and scope of the independent public accountants' audits, non-audit services and related fees.

    4. Ensure the rotation of the audit partners as required by law.

    5. Set clear hiring policies for employees or former employees of the Company's independent public accountants.

    6. Periodically obtain and review a report from the independent public accountants regarding all relationships between the independent public accountants and the Company that may impact the independent public accountants' objectivity and independence, and discuss such report with the independent public accountants. The Audit Committee shall also recommend any appropriate action to the board of directors in response to the written report necessary to satisfy itself of the independence and objectivity of the independent public accountants.

  Review

    7. Review and approve the appointment, termination or replacement by management of a Director of Internal Auditing or, at the discretion of the board of directors, select and contract with outside auditors to perform the function of an internal audit department.

       Direct the scope of the duties of the Director of Internal Auditing or any outside auditors serving as internal auditors, who shall report directly to the Audit Committee.

       Periodically meet and review with the Director of Internal Auditing the regular internal reports to management prepared by the internal auditing department and the progress of activities and any findings of major significance stemming from internal audits.

       In connection with any significant judgments made in management's preparation of the financial statements, establish regular procedures of reporting to the Audit Committee as to appropriateness of such judgments by the Chief Financial Officer, the Chief Accounting Officer, the Director of Internal Auditing and/or any other officer of the Company that the Audit Committee deems appropriate.

    8. Review with management and the independent public accountants the Company's quarterly or annual financial information prior to the filing of the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as the case may be, or prior to the release of earnings.

       Discuss with financial management the Company's earnings releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance, if any.

       Review and discuss with management and the independent public accountants the disclosures made in management's discussion and analysis of financial condition and results of operations in any of the Company's reports on Form 10-Q and Form 10-K.

       Establish regular and separate procedures of reporting to the Audit Committee by each of the Chief Financial Officer and the independent public accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    9. Upon completion of any annual audit, meet separately with the independent public accountants and management and review the Company's financial statements and related notes, the results of their audit, any report or opinion rendered in connection therewith, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, any significant disagreements with management concerning accounting or disclosure matters and any significant adjustment proposed by the independent public accountants.

       Regularly review with the Company's independent public accountants any audit problems or difficulties and management's response.

       Review and consider with the independent public accountants and management the matters required to be discussed by Statement of Auditing Standards No. 61. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate.

       Based on the foregoing review, make its recommendation to the board of directors as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

   10. Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data.

   11. Review and discuss any internal control report prepared by management for inclusion in the Form 10-K.

   12. Review with management and the independent public accountants any significant transactions that are not a normal part of the Company's operations and changes, if any, in the Company's accounting principles or their application.

   13. At least annually, obtain and review a report by the independent public accountants describing the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  Financial Reporting Processes

   14. Periodically discuss separately with management, the independent public accountants and the internal auditors the adequacy and integrity of the Company's accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company's financial disclosure and the extent to which major recommendations made by the independent public accountants or the internal auditors have been implemented or resolved.

   15. Review and discuss any reports from the independent public accountants on:

      .   all critical accounting policies and practices used;

      . all material alternative accounting treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent public accountants; and

      . other material written communications between the independent public accountants and management.

   16. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent public accountants, management, or the internal auditing department.

       Review with the independent public accountants, the internal auditing department and management the extent to which such changes have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes, as the Audit Committee decides.

Process Improvement

   17. Conduct annual evaluations with the board of directors regarding the performance of the Audit Committee.

   18. Discuss with management and the Director of Internal Auditing policies with respect to risk assessment and risk management.

   19. Regularly apprise the board of directors, through minutes and special presentations as necessary, of significant developments in the course of performing these duties.

  Ethical and Legal Compliance

   20. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.
       Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding any fraud, including that which involves management or other employees who have a significant role in the Company's internal controls.
       Investigate at its discretion any matter brought to its attention by, without limitation by enumeration, reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

   21. Review management's monitoring of the Company's compliance programs and evaluate whether management has review systems in place that are designed to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.
   22. Review with the Company's in-house or outside legal counsel any legal matter that could have a significant effect on the Company's financial statements, including the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

  General

   23. Perform any other activities consistent with this Charter, the Company's Certificate of Incorporation and Bylaws, the rules of the NYSE applicable to its listed companies, and governing law as the Audit Committee or the board of directors deems necessary or appropriate.

V.  Review of Committee Charter

   At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Audit Committee shall report the results of the review to the board of directors and, if necessary, make recommendations to the board of directors to amend this Charter. This Charter shall be construed in accordance with the Company's Corporate Governance Guidelines.

VI.  Limitations

   While the Audit Committee has the responsibilities and powers set forth in this Charter and management and the independent public accountants for the Company are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the independent public accountants and management, respectively.

[RELIANT RESOURCES LOGO]

                                ADMISSION TICKET

                            RELIANT RESOURCES, INC.
                      2003 ANNUAL MEETING OF STOCKHOLDERS
                            Wednesday, June 4, 2003
                        9:00 a.m. Central Daylight Time

                                   Auditorium
                             1111 Louisiana Street
                                 Houston, Texas

            This admission ticket admits only the named stockholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

--------------------------------------------------------------------------------

                            RELIANT RESOURCES, INC.
                               Proxy Common Stock
          This proxy is solicited on behalf of the board of directors

The undersigned hereby appoints Laree E. Perez, E. William Barnett, and William
L. Transier, and each of them, as proxies, with full power of substitution, to vote as designated, all shares of common stock held by the undersigned at the annual meeting of stockholders of Reliant Resources, Inc. to be held June 4, 2003, at 9 a.m. (CDT) in the auditorium, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting (unless such discretionary authority is withheld).

If shares are issued to or held for your account under any employee savings plan, then by signing this proxy you hereby direct the trustee of such plan to vote your shares in such plan in your name in accordance with the instructions given herein, including the matters shown on the reverse side and any other matters which may come before the meeting (unless such discretionary authority is withheld).

If you wish to vote in accordance with the recommendations of the board of directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the board of director's recommendation.

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

        address changes/comments:
                                 --------------------------------------

        ---------------------------------------------------------------

        ---------------------------------------------------------------

        ---------------------------------------------------------------

               (If you noted any address changes/comments above, please mark corresponding box on the reverse side)

[RELIANT RESOURCES LOGO]

                             VOTE AT INTERNET - www.proxyvote.com
                                                -----------------
                             Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                             VOTE BY PHONE - 1-800-690-6803
                             Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below then follow the simple instructions the Vote Voice provides you.

                             VOTE BY MAIL
                             Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reliant Resources, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                RELIANT       KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RELIANT RESOURCES, INC.

                            RELIANT RESOURCES, INC.
                      2003 Annual Meeting of Stockholders

The nominees for director is Joel V. Staff. Your board of directors recommends that you vote FOR the nominee for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent accountants and FOR the approval of the amendment to the Reliant Resources, Inc. Employee Stock Purchase Plan.

                                        For   Withheld   Abstain
1. Election of nominee for director.
                                        [ ]      [ ]       [ ]
   Joel V. Staff

Vote on Proposals
                                                        For   Withheld   Abstain
2.   Ratification of the Appointment of                 [ ]      [ ]       [ ]
     Deloitte & Touche LLP as independent
     accountants for 2003.

3.   Approval of the amendment to the Reliant           [ ]      [ ]       [ ]
     Resources, Inc. Employee Stock Purchase
     Plan.

4.   To withhold granting of discretionary              [ ]      [ ]       [ ]
     authority to vote on all other matters
     that may properly come before the
     Annual Meeting.

For address changes and/or comments, please check
this box and write them on the back where indicated     [ ]

Please indicate if you plan to attend this meeting      [ ]     [ ]
                                                        YES      NO


---------------------------------------------
Signature (PLEASE SIGN WITHIN BOX       Date


---------------------------------------------
Signature (Joint Owners)                Date